UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ESSA Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

January 24, 2022

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ESSA Bancorp, Inc. (the “Company”). This year’s Annual Meeting will be held in a virtual meeting format only, on March 3, 2022 at 10:00 a.m., Eastern Time. You will be able to attend the Annual Meeting virtually, vote and submit questions during the virtual Annual Meeting by visiting www.meetnow.global/M9L2SXM.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting, which includes a report on the operations of the Company. Directors and officers of the Company will be present to answer any questions that you and other stockholders may have. Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of four directors; the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accountants for the fiscal year ending September 30, 2022; and the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement. The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp, Inc. and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

Please indicate your vote by using the enclosed proxy card or by voting by telephone or internet, even if you currently plan to attend the virtual Annual Meeting. This will not prevent you from voting at the virtual Annual Meeting, but will ensure that your vote is counted. Your vote is important.

Sincerely,

Gary S. Olson
President, Chief Executive Officer and Director

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

(570) 421-0531

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 3, 2022

NOTICE IS HEREBY GIVEN that this year’s Annual Meeting will be held in a virtual meeting format only, on March 3, 2022 at 10:00 a.m., Eastern Time. You can virtually attend the live webcast of the Annual Meeting at www.meetnow.global/M9L2SXM.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of four directors;

2.	the ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants for the fiscal year ending September 30, 2022;

3.	an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement; and

such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

The Board of Directors is not aware of any other such business. Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof. Stockholders of record at the close of business on January 10, 2022 are the stockholders entitled to vote at the Annual Meeting.

By Order of the Board of Directors
ESSA Bancorp, Inc.

Stroudsburg, Pennsylvania	Stephanie Lefferson
January 24, 2022	Corporate Secretary

It is important that your shares be represented and voted at the Annual Meeting. Stockholders whose shares are held in registered form have a choice of voting by proxy card, telephone or the Internet, as described on your proxy card. Stockholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Any stockholder of record attending the virtual Annual Meeting may withdraw his or her proxy and vote at the virtual Annual Meeting on any matter properly brought before the Annual Meeting. If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote at the virtual Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on March 3, 2022: This Proxy Statement, proxy card and ESSA Bancorp, Inc.’s 2021 Annual Report to Stockholders are each available at www.essabank.com/proxy.

i

ESSA BANCORP, INC.

PROXY STATEMENT FOR THE

2022 Annual Meeting OF STOCKHOLDERS

To Be Held on March 3, 2022

GENERAL INFORMATION

This Proxy Statement and accompanying proxy card and the 2021 Annual Report to Stockholders are being furnished to the stockholders of ESSA Bancorp, Inc. (sometimes referred to as “ESSA Bancorp” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of ESSA Bancorp, for use at the 2022 Annual Meeting of Stockholders. This year’s Annual Meeting will be held in a virtual meeting format only, on March 3, 2022, at 10:00 a.m., Eastern Time. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated January 24, 2022 and is first being mailed to stockholders on or about January 24, 2022.

The 2022 Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held on March 3, 2022, at 10:00 a.m., Eastern Time, and will be a virtual meeting format only. You can virtually attend the live webcast of the Annual Meeting at www.meetnow.global/M9L2SXM.

Record Date	January 10, 2022.

Shares Entitled to Vote	10,489,391 shares of ESSA Bancorp common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting	To consider and vote on the election of four directors; the ratification of the appointment of S.R. Snodgrass, P.C. as ESSA Bancorp’s independent registered public accountants for the fiscal year ending September 30, 2022; and the consideration of an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.

Vote Required	Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution.

Your Board of Directors

Recommends a Vote in Favor of

The Proposals	The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

ESSA Bancorp, Inc.	ESSA Bancorp, Inc., a Pennsylvania-chartered corporation, is the holding company for ESSA Bank & Trust, an FDIC-insured, Pennsylvania-chartered savings bank (the “Bank”) that has two regional offices in Bethlehem and Plymouth Meeting, and operates 21 community offices throughout the greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia areas. At September 30, 2021, ESSA Bancorp had consolidated assets of $1.86 billion, consolidated net loans of $1.34 billion, consolidated deposits of $1.64 billion and consolidated stockholders’ equity of $201.8 million. Our principal executive offices are located at 200 Palmer Street, Stroudsburg, Pennsylvania 18360, and our telephone number is (570) 421-0531.

Who Can Vote

The Board of Directors has fixed January 10, 2022 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of ESSA Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On January 10, 2022, 10,489,391 shares of ESSA Bancorp common stock were outstanding and held by approximately 1,685 holders of record. The presence virtually, at the Annual Meeting or by properly executed proxy, of the holders of a majority of the outstanding shares of ESSA Bancorp common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of ESSA Bancorp common stock outstanding on January 10, 2022 will be entitled to one vote for each share held of record. However, ESSA Bancorp’s Articles of Incorporation provide that stockholders of record who beneficially own in excess of 10% of the then-outstanding shares of common stock of ESSA Bancorp are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to vote on the election of four directors; to ratify the appointment of S.R. Snodgrass, P.C. as our independent registered public accountants for the fiscal year ending September 30, 2022; and to consider an advisory, non-binding resolution with respect to the executive compensation described in the Proxy Statement.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. ESSA Bancorp could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

You may vote your shares by completing and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope or you may vote at the virtual Annual Meeting. Alternatively, you may choose to vote your shares using the internet or telephone voting options explained on your proxy card. You should complete and return the proxy card accompanying this document, or vote using the internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend the virtual Annual Meeting. Where no instructions are indicated, validly executed proxies will be voted “FOR” the election of the four director nominees named on the Proxy Statement as well as “FOR” each other proposal set forth in this Proxy Statement for consideration at the Annual Meeting.

Stockholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the proxy card in their best judgment.

How to Attend the Virtual Annual Meeting

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/M9L2SXM. You also will be able to vote your shares online at the virtual Annual Meeting.

To participate in the Annual Meeting, you will need to review the information included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you can access the virtual Annual Meeting as a guest, or if you would like to vote or ask a question at the virtual Annual Meeting, you must register in advance using the instructions below.

The virtual Annual Meeting will begin promptly at 10:00 a.m., Eastern Time, on March 3, 2022. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this Proxy Statement.

How to Register to Attend the Virtual Annual Meeting

All stockholders can listen to the virtual Annual Meeting by signing onto the virtual Annual Meeting as a guest. However, if you wish to participate in the virtual Annual Meeting, you must sign on as a stockholder.

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. Please follow the instructions on the proxy card, notice or proxy material notification email that you received.

If you hold your shares through an intermediary, such as a bank or broker, and want to attend the virtual Annual Meeting (with the ability to ask a question and/or vote, if you choose to do so), you should submit proof of your proxy power (legal proxy) from your bank or broker reflecting your Company holdings along with your name and email address to Computershare by email to: legalproxy@computershare.com, or by mail to:

Computershare

ESSA Bancorp, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on February 28, 2022.

You will receive a confirmation of your registration by email after your registration materials have been received.

The virtual Annual Meeting will begin promptly at 10:00 a.m., Eastern Time on March 3, 2022. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Quorum and Vote Required

The presence virtually, at the Annual Meeting or by properly executed proxy, of the holders of a majority of the outstanding shares of ESSA Bancorp common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “WITHHELD.” The ratification of the appointment of S.R. Snodgrass, P.C. as independent registered public accountants is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on ESSA Bancorp or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on ESSA Bancorp or the Board of Directors.

Participants in the ESOP, 401(k) Plan and 2016 Equity Incentive Plan

If you participate in the ESSA Bank & Trust Employee Stock Ownership Plan (the “ESOP”) or if you hold ESSA Bancorp common stock through the ESSA Bank & Trust 401(k) Plan (the “401(k) Plan”), you will receive a vote authorization form that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee will vote all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the ESSA Bancorp Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. Pursuant to the terms of the ESSA Bancorp 2016 Equity Incentive Plan, a participant is entitled to direct how to vote his or her non-vested restricted shares of ESSA Bancorp. The deadline for returning your voting instruction form is 9:00 a.m., Eastern Time on February 28, 2022.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of ESSA Bancorp prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the internet or telephone voting options explained on the proxy card; or

•	voting at the virtual Annual Meeting; however, simply attending the virtual Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, Pennsylvania 18360

Attention: Stephanie Lefferson, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

ESSA Bancorp will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, ESSA Bancorp will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of ESSA Bancorp common stock and secure their voting instructions. ESSA Bancorp will reimburse such holders of record for their reasonable expenses in taking those actions. If necessary, ESSA Bancorp may also use several of its regular employees, who will not be separately compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Recommendation of the Board of Directors

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of ESSA Bancorp and its stockholders, and the Board of Directors unanimously recommends a vote “FOR” the election of the director nominees as well as each other matter to be considered.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such beneficial ownership. The following table sets forth, as of January 10, 2022, certain information as to the shares of the Company’s common stock owned by persons who beneficially own more than five percent of the Company’s outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of the Company’s common stock as of January 10, 2022. For purposes of the following table and the table included under the heading “Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after January 10, 2022.

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding(1)
The ESSA Bank & Trust Employee Stock Ownership Plan TI-TRUST, Inc., Trustee 2900 North 23rd Street Quincy, Illinois 62305	1,143,000	(2)	10.90%

FJ Capital Management, LLC Financial Opportunity Fund LLC Martin Friedman 1313 Dolley Madison Blvd, Ste 306 McLean, Virginia 22101	1,002,000	(3)	9.55%

Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, Texas 78746	548,614	(4)	5.23%

Maltese Capital Management LLC 150 East 52nd Street 30th Floor New York, New York 10022	497,500	(5)	4.74%

(1)	Based on 10,489,391 shares of the ESSA Bancorp common stock outstanding as of January 10, 2022.
(2)

This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2021 by TI-TRUST, Inc., as Trustee on behalf of ESSA Bank & Trust Employee Stock Ownership Plan Trust. According to the filing, ESSA Bank & Trust Employee Stock Ownership Plan Trust had sole power to vote or direct 1,120,158 shares of the Company’s common stock.

(3)	This information is based on a Form 13F filed with the Securities and Exchange Commission on November 12, 2021.
(4)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2021.
(5)	This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2021.

The following table sets forth information about the shares of ESSA Bancorp common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of January 10, 2022.

Names	Position(s) held in the Company	Shares Owned Directly and Indirectly		Percent of Class(1)

NOMINEES
Gary S. Olson	Director, President and Chief Executive Officer	122,634	(2)	1.17%
Christine D. Gordon	Director	5,769		*	%
Joseph S. Durkin	Director	5,969		*	%
Carolyn P. Stennett	Director	1,249		*	%

CURRENT DIRECTORS NOT UP FOR REELECTION THIS YEAR
Daniel J. Henning	Director	60,459		*	%
Elizabeth B. Weekes	Director	32,619		*	%
Tina Q. Richardson	Director	1,249		*	%
Robert C. Selig, Jr.	Director	92,903		*	%
Philip H. Hosbach, IV	Director	6,031		*	%

NAMED EXECUTIVES OFFICERS WHO ARE NOT DIRECTORS
Peter A. Gray	Senior Executive Vice President, Chief Operating Officer	28,808	(3)	*	%
Allan A. Muto	Executive Vice President and Chief Financial Officer	125,331	(4)	1.19%
Charles D. Hangen	Executive Vice President, Chief Risk Officer	43,532	(5)	*	%
All directors and executive officers as a group (14 persons)		682,493		6.51%

*	Less than 1%.
(1)	Based upon 10,489,391 shares outstanding as of January 10, 2022. Includes restricted stock awards.

(2)	Includes 266 shares held by Mr. Olson’s spouse’s IRAs, 43,305 shares held by Mr. Olson’s IRA and 12,470 shares held in Mr. Olson’s Employee Stock Ownership Plan account.
(3)	Includes 1,837 shares held by Mr. Gray’s IRA, 2,411 shares held in Mr. Gray’s Employee Stock Ownership Plan account and 1,936 shares held by Mr. Gray’s 401(k).
(4)	Includes 11,316 shares held by Mr. Muto’s 401(k) and 16,018 shares held in Mr. Muto’s Employee Stock Ownership Plan account.
(5)	Includes 9,856 shares held by Mr. Hangen’s IRA, 7,158 shares held in Mr. Hangen’s Employee Stock Ownership Plan account and 5,087 shares held by Mr. Hangen’s spouse’s IRA account.

PROPOSAL I – ELECTION OF DIRECTORS

The Board of Directors currently consists of nine (9) members and is divided into three classes, with one class of directors elected each year.

Four (4) directors will be elected at the Annual Meeting and will serve for three years and until their successors have been elected and qualified. The Nominating and Corporate Governance Committee has nominated Gary S. Olson, Joseph S. Durkin, Christine D. Gordon and Carolyn P. Stennett to serve as directors for a three-year term.

The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director. The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for at least five years unless otherwise stated. Each existing director is also a director of ESSA Bank & Trust.

All of the nominees and directors continuing in office are or were long-time residents of the communities served by ESSA Bancorp and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in ESSA Bancorp’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. As the holding company for a community banking institution, ESSA Bancorp believes that the local knowledge and experience of its directors assists ESSA Bancorp in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and assessing the risks inherent in its lending operations, and provides ESSA Bancorp with greater business development opportunities.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting “FOR” the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why the nominees would be unable to serve if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Directors and Executive Officers

Following is the business experience for the past five years of each of the Company’s directors and executive officers with their ages as of September 30, 2021.

Nominees for Director for a Term of Three Years

Gary S. Olson, age 67, has been President and Chief Executive Officer of ESSA Bank & Trust since 2000. Mr. Olson began his career at ESSA Bank & Trust in 1977. Mr. Olson is a graduate of East Stroudsburg University. Mr. Olson has been a director of the Company since its inception and a director of ESSA Bank & Trust since 2000. Mr. Olson’s extensive banking experience and knowledge of local markets enhance the breadth of experience of the Board of Directors.

Joseph S. Durkin, age 62, is Executive Vice President of Reilly Associates, a firm established in 1930 and headquartered in Pittston, Pennsylvania which provides engineering, environmental, and surveying services to clients. He has overseen engineering projects throughout Pennsylvania and New York. He has provided guidance for project management, engineering, finance, and scheduling among numerous other activities. Durkin previously held analytical positions with Rohm and Haas Company, FMC Corporation and Chevron Research Company, and is a partner in Northeast Infrastructure LLC, a service disabled veteran owned small business, which provides project development services. He holds a Bachelor of Science in engineering from Princeton University and an MBA from the University of Chicago and is active in numerous local philanthropic and professional organizations. Mr. Durkin’s extensive business experience is of significant benefit to the Board and led to his appointment to the Board of Directors in 2016.

Christine D. Gordon, age 45, is Vice President, Chief Compliance Officer at Olympus Corporation of the Americas. She is responsible for overseeing Olympus’ Compliance program across all business groups in the Americas. She formerly spent seven years in public service as an Assistant District Attorney in the City of Philadelphia. Ms. Gordon earned her Bachelor of Arts degree from Lehigh University, holds a law degree from Villanova University, and is a member of the Pennsylvania Bar. Ms. Gordon’s experience as an attorney and a compliance officer provide a unique perspective to the Board and led to her appointment to the Board of Directors in 2016.

Carolyn P. Stennett, age 55, is Vice President, Human Resources at Victaulic Company. She leads their global human resources team and is responsible for all aspects of Victaulic’s people strategy that supports Victaulic’s strategic growth and corporate objectives. She was formerly the deputy director and general counsel for the National Head Start Association and assistant general counsel for United Technologies Corporation. Ms. Stennett received her B.S. in chemistry from Howard University, Master of Public Administration from Harvard University Kennedy School and J.D. from Boston College Law School. She currently serves on the board of trustees for the Allentown Art Museum and Cedar Crest College. Ms. Stennett resides in Allentown, PA. Ms. Stennett’s experience as an attorney and as a human resource professional will provide significant benefit and perspective to the Board and led to her appointment to the Board of Directors in December of 2020.

Terms to Expire Fiscal Year 2023

Daniel J. Henning, age 69, is the Owner of A. C. Henning Enterprises, Inc., builder developers of multi-family and commercial projects in the Pocono area. Mr. Henning is also a partner in AMD/Henning Leasing a family real estate holding partnership. He has previously served on several public authorities in Monroe County. Mr. Henning has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1995. Mr. Henning’s experience as a real estate developer and a local business owner led to his appointment to the Board of Directors in 1995.

Elizabeth B. Weekes, age 62, has been a partner in the law firm Bensinger and Weekes, P.A. since 1987. Ms. Weekes’s practice focuses on real estate, civil litigation, domestic relations, banking, municipalities and estates. Ms. Weekes is a graduate of Colgate University and Dickinson School of Law. Ms. Weekes has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1998. Ms. Weekes’s experience as a real estate attorney provides a unique perspective to the Board of Directors.

Dr. Tina Q. Richardson, age 58, is Chancellor of Penn State University’s Lehigh Valley campus. As Chancellor of the campus, she is responsible for all managerial decisions related to strategic planning, academics, student experiences, financial resource management and facilities management. She was formerly associate dean of academic affairs at Drexel University School of Education and served twenty years as a faculty member at Lehigh University. Dr. Richardson received her bachelor’s degree in psychology and master’s and doctorate in counseling psychology from the University of Maryland. She currently serves on the board of directors for Good Shepard Penn Partners, Greater Lehigh Valley Chamber of Commerce, Lehigh Valley Economic Development Corporation, Lehigh Valley Partnership and United Way of the Greater Lehigh Valley. Dr. Richardson resides in Bethlehem, PA. Dr. Richardson’s experience with institutional governance, education and the Lehigh Valley community will provide significant benefit and perspective to the Board of Directors and led to her appointment to the Board of Directors in December 2020.

Terms to Expire Fiscal Year 2024

Robert C. Selig, Jr., age 73, has served as President of Selig Construction Company since 1972. Selig Construction Company focuses on its landscape and nursery business. Mr. Selig is a graduate of West Side Area Vocational/Technical School. Mr. Selig has been a director of the Company since its inception and a director of ESSA Bank & Trust since 1990. Mr. Selig’s experience as a local businessman focusing on real estate matters is of great value to the Board of Directors.

Philip H. Hosbach, IV, age 59, is a retired executive from Sanofi Pasteur where he was Vice President, Global Public Affairs for Vaccines. He is currently an independent consultant working with pharmaceutical and healthcare companies. His prior roles with Sanofi Pasteur included Vice President, New Products and Immunization Policy and Vice President, US Vaccine Public Affairs. He was also a member of Sanofi Pasteur’s board of directors and executive committee. Mr. Hosbach was previously a director of the Company from 2014 to 2016 at which time he resigned following his acceptance of a career assignment overseas. Mr. Hosbach is a respected senior leader with over 31 years of experience, holding executive positions in clinical research, research and development, advocacy, government relations, and commercial operations, including marketing and sales. His interdisciplinary expertise ranges in public affairs, global corporate governance, public policy, and U.S. federal and state government relations. Mr. Hosbach’s significant government relations, marketing and sales experience are of great benefit to the Board of Directors.

Executive Officers of ESSA Bank & Trust Who Are Not Also Directors

Allan A. Muto, age 61, has been the Executive Vice President and Chief Financial Officer of ESSA Bank & Trust since January 2006. Prior to that, Mr. Muto served as Executive Vice President, Chief Operating Officer beginning in 2001.

Charles D. Hangen, age 49, was appointed Executive Vice President and Chief Risk Officer, effective January 2022. Prior to that, Mr. Hangen was Executive Vice President, Chief Operating Officer since May 2017. In August 2015, Mr. Hangen was appointed Senior Vice President, Chief Operating Officer. Prior to that, Mr. Hangen served as Senior Vice President, Lending Services Division beginning in 2014. Mr. Hangen joined ESSA Bank & Trust as Vice President, Credit Administration in August 2012. Previously, Mr. Hangen served as Vice President of Lending for First Star Bank from 2004 through August 2012.

Thomas J. Grayuski, age 60, was appointed Senior Vice President, Human Resources Services Division in May 2017. Prior to that Mr. Grayuski served as Vice President, Human Resources Services Division since 2000 and joined ESSA Bank & Trust in 1996.

Peter A. Gray, age 57, was appointed Senior Executive Vice President, Chief Operating Officer, effective January 2022. Prior to that, Mr. Gray was Executive Vice President, Chief Banking Officer since December 2017. Mr. Gray joined the Bank in March of 2017 as an Executive Vice President, Director of Strategic Initiatives. Previously, Mr. Gray served in various executive positions at National Penn Bank in Allentown as well as at other financial institutions.

Corporate Governance and Code of Ethics and Business Conduct

ESSA Bancorp is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

The Board has adopted a code of ethics for the principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The code of ethics is available on the Company’s website at www.essabank.com. Amendments to and waivers from the code of ethics are disclosed on the Company’s website.

Director Independence

The Board has determined that, except for Mr. Olson, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards and the Company’s corporate governance policies. Mr. Olson is not considered independent as he is an executive officer of the Company. There were no transactions that the Board of Directors needed to review that are not required to be reported under “—Transactions with Certain Related Persons” that would bear in the determination of the independence of the directors.

Our Board of Directors is currently chaired by Mr. Selig, who is a non-executive director. This structure ensures a greater role for the independent directors in the oversight of ESSA Bancorp and ESSA Bank & Trust, and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board of Directors is actively involved in the oversight of risks that could affect ESSA Bancorp. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee chair regarding such committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within ESSA Bancorp. Risks relating to the direct operations of ESSA Bank & Trust are further overseen by the Board of Directors of ESSA Bank & Trust, which consists of the same individuals who serve on the Board of Directors of ESSA Bancorp.

Board Meetings and Committees

The Board of Directors of ESSA Bancorp met 12 times during the fiscal year ended September 30, 2021. No director attended fewer than 75% of the aggregate of the total number of Board meetings and committee meetings on which he or she served (during the period in which he or she served) that were held during the fiscal year ended September 30, 2021. Executive sessions of the independent directors are conducted on a regular basis. Although not required, attendance of Board members at the Annual Meeting of Stockholders is encouraged. Seven of the nine directors in office as of the 2021 Annual Meeting of Stockholders attended that Annual Meeting.

The Company has three standing Board committees: Compensation; Nominating and Corporate Governance; and Audit.

Compensation Committee

The Compensation Committee consists of three independent directors: Ms. Weekes (Chair), Ms. Stennett and Mr. Hosbach. Responsibilities of the Compensation Committee include reviewing the overall compensation philosophy of ESSA Bancorp, evaluating the performance of the President and Chief Executive Officer, determining the salaries and other forms of compensation to be paid to the President and Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer, review of directors’ compensation and administration of management compensation plans including approval of goals associated with the variable compensation plans.

None of the members of the Compensation Committee was an officer or employee of ESSA Bancorp or ESSA Bank & Trust during the fiscal year ended September 30, 2021 or is a former officer of ESSA Bancorp or ESSA Bank & Trust. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Stock Market. Our Compensation Committee operates under a written charter, adopted by the Board of Directors, which is available at our website at www.essabank.com. This charter is reviewed and, if warranted, revised annually. The Compensation Committee met two times during the fiscal year ended September 30, 2021.

Analysis of Compensation Risk. In setting compensation, the Compensation Committee also considers the risks to ESSA’s stockholders that may be inherent in the compensation program and to the achievement of our goals. Based on its review, the Compensation Committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee review also considered our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place.

We considered the following elements, among others, of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	we set performance goals that we believe are reasonable but challenging in light of past performance and market conditions;

•	we have a balance between long-term and short-term compensation, variable and fixed pay, and cash and equity with a weighting of components that is similar to our peers; and

•

our executive stock ownership guidelines require our executives to hold certain levels of stock which aligns an appropriate portion of their personal wealth to the long-term performance of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Henning (Chair), Durkin and Hosbach and Ms. Weekes. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the Board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. The Nominating and Corporate Governance Committee operates under a written charter, adopted by the Board of Directors, which is available at our website at www.essabank.com, and each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Stock Market. This charter is reviewed and, if warranted, revised annually. The Nominating and Corporate Governance Committee met four times during the fiscal year ended September 30, 2021.

The Nominating and Corporate Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating and Corporate Governance Committee would solicit suggestions for director candidates from all Board members and may consider candidates submitted by stockholders. In addition, the Nominating and Corporate Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;

•	has experiences and achievements that have given him/her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities; and

•

is involved in other activities or interests that do not create a conflict with his/her responsibilities to the Company and its stockholders; and has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” in accordance with the listing standards of the NASDAQ Stock Market, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an “audit committee financial expert.”

The Committee does not have a formal policy or specific guidelines regarding diversity among Board members, and generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The Committee recognizes that diversity in professional and life experiences may include consideration of gender, race, or national origin, in identifying individuals who possess the qualifications that the Committee believes are important to be represented on the Board.

Procedures for the Nomination of Directors by Stockholders

In addition to submitting candidates to the Board for consideration, a stockholder may nominate candidates for election as directors in accordance with Article 3.12 of the Company’s bylaws. Such stockholder’s notice shall set forth the following:

•	the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	the principal occupation or employment of the stockholder submitting the notice and of each person being nominated;

•	the class and number of shares of the Company’s stock which are beneficially owned by the stockholder submitting the notice;

•

a representation that the stockholder is and will continue to be a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director of the Company if so elected.

Stockholder Communications with the Board

A stockholder of the Company who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at ESSA Bancorp, Inc., 200 Palmer Street, Stroudsburg, Pennsylvania 18360. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	forward the communication to the director(s) to whom it is addressed;

•	handle the inquiry directly, for example, where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Nominating and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Audit Committee

The Audit Committee currently consists of Mr. Durkin (Chair), Ms. Richardson and Ms. Gordon. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under Securities and Exchange Commission Rule 10A-3. The Board of Directors determined that Mr. Durkin qualified as an “audit committee financial expert” as that term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit Committee met four times during the fiscal year ended September 30, 2021.

Our Audit Committee operates under a written charter, which is available at our website at www.essabank.com. The duties and responsibilities of the Audit Committee include, among other things:

•	overseeing the integrity of the Company’s financial statements;

•	overseeing the Company’s compliance with legal and regulatory requirements;

•	overseeing the independent registered public accountant’s qualifications and independence;

•	overseeing the performance of the Company’s internal audit function and independent registered public accountant; and

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance.

The Audit Committee reports to the Board of Directors on its activities and findings.

Audit Committee Report

Management has the primary responsibility for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accountants the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2021;

•

met with the Company’s CEO, CFO, internal auditors and the independent registered public accountants, both together and in separate executive sessions, to discuss the scope and the results of the audits and the overall quality of the Company’s financial reporting and internal controls;

•

discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission;

•

received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussed with the independent registered public accountants its independence from the Company; and

•	pre-approved all audit, audit related and other services to be provided by the independent registered public accountants.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 be filed with the Securities and Exchange Commission.

The Audit Committee

Joseph S. Durkin (Chair)	Dr. Tina Q. Richardson	Christine D. Gordon

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by ESSA Bank & Trust to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. ESSA Bank & Trust is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made to executive officers under a benefit program maintained by ESSA Bank & Trust that is generally available to all other employees and that does not give preference to any executive officer over any other employee.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors and their related entities was $912,000 at September 30, 2021. As of September 30, 2021, these loans were performing according to their original terms.

Set forth below is certain information as to loans made by ESSA Bank & Trust to certain of its directors and executive officers, or their affiliates, pursuant to the loan program disclosed above, whose aggregate indebtedness to ESSA Bank & Trust exceeded $120,000 at any time since October 1, 2020. Unless otherwise indicated all of the loans are secured loans and all loans designated as residential loans are secured by the borrower’s principal place of residence.

Name of Individual	Loan Type	Date Originated	Original Loan Amount	Highest Balance Since October 1, 2020	Balance on September 30, 2021	Interest Rate
Gary S. Olson	Conventional Mortgage	11/19/17	$424,100	$402,813	$394,258	3.80%
Charles D. Hangen	Conventional Mortgage	6/7/12	$352,500	$276,999	$262,366	2.50%

Employee, Officer and Director Hedging

The Board has adopted a policy that prohibits a director or executive officer from entering into any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of the ESSA Bancorp common stock would affect the value of the shares of ESSA Bancorp common stock owned by the executive officer or director. This policy provides that examples of prohibited hedging transactions include (i) short sales of the ESSA Bancorp common stock (the practice of selling a security borrowed from another), (ii) buying put options or selling call options relating to the ESSA Bancorp common stock, (iii) selling security futures contracts relating to ESSA Bancorp common stock, (iv) entering into prepaid variable forward sale contracts, equity swaps, or zero cost collars relating to the ESSA Bancorp common stock, and (v) contributing ESSA Bancorp common stock to an exchange fund in exchange for an interest in the fund. Under the policy, executive officers and directors also are prohibited to pledge, hypothecate, or otherwise encumber shares of the ESSA Bancorp common stock as collateral for indebtedness, including holding such shares in a margin account.

ESSA Bancorp does not have anti-hedging policies or procedures that are applicable to its employees who are not executive officers and as such, hedging transactions by non-executive employees are not prohibited.

The information provided under this Employee, Officer and Director Hedging section shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that ESSA Bancorp specifically incorporates this information by reference.

CORPORATE CITIZENSHIP AND COMMUNITY INVOLVEMENT

ESSA has a longstanding commitment to good corporate citizenship by supporting our guiding principle of helping to improve the quality of life in the communities in which we operate. The Bank participates in private sector and public partnerships that benefit our communities, including partnering with federal courts in our CARE and STAR programs that provide loans and financial education to help people reenter society after incarceration. We commenced a new financial literacy partnership with the First Tee of Philadelphia. In 2021 we provided over $180,000 in corporate contributions to 135 community organizations. Our employees volunteered their time and skills providing over 2,500 hours of community service, and the ESSA Foundation made grants totaling $1.4 million to community organizations throughout our footprint. The Bank assisted small businesses in Eastern Pennsylvania by making 335 Paycheck Protection Program (“PPP”) loans totaling $32.8 million during 2021. During the first round of PPP lending in 2020, the Bank made 673 loans totaling $77.7 million.

Effective corporate governance remains a priority and helps support a positive workplace environment, transparency for investors and stockholders, and a company that reflects the communities it serves. In 2021 we welcomed two new board members which reflects our belief that the board composition should be as diverse as the communities we serve. Diversity includes gender and race, background, and skills. Half of our independent directors are women, making significant contributions to ESSA and are leaders in their respective businesses. We are committed to being a company that reflects diversity, inclusion and equality in our governance and our workforce.

COMPENSATION MATTERS

Compensation Committee

As one of its key responsibilities, our Compensation Committee determines the salaries and other forms of compensation to be paid each year to the President and Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee currently consists of Ms. Weekes (Chair), Ms. Stennett and Mr. Hosbach. None of these individuals was an officer or employee of ESSA Bancorp or ESSA Bank & Trust during the fiscal year ended September 30, 2021, or is a former officer of ESSA Bancorp or ESSA Bank & Trust.

We provide our stockholders with an annual opportunity to provide an advisory vote FOR or AGAINST the compensation of our Named Executive Officers (collectively, the “NEOs” or “Named Executive Officers”). At last year’s annual meeting, a majority of our stockholders voted in favor of the compensation of our NEOs with approximately 91% of the votes cast approving the “say on pay” proposal. Although the say on pay vote is advisory in nature and is not binding on our Board, the Compensation Committee is committed to understanding our stockholder views on our compensation program and seriously considers the outcome of the vote when making executive compensation decisions. We have worked and will continue to work with outside independent advisors to ensure our programs follow best practices, are market competitive, and support the best interests of ESSA Bancorp, ESSA Bank & Trust, and our stockholders.

Executive Summary

For fiscal 2021, the Company continued executing on actions consistent with our long-term plan to be a high performing community financial institution. While anticipating and proactively responding to a changing economic and health environment throughout the year, we demonstrated flexibility, responsiveness and a commitment to providing critical financial solutions to our customers. With earnings growth, solid asset quality and a strong capital position, the Company delivered continued value for stockholders.

Company Performance. For the fiscal year ended September 30, 2021:

•

The Company reported a 13.9% increase in net income to $16.4 million, or $1.65 per diluted share for the fiscal year ended September 30, 2021 compared to $14.4 million or $1.39 per diluted share for the fiscal year ended September 30, 2020.

•	The Company’s net interest margin increased to 2.96% for the year ended September 30, 2021 compared to 2.68% for the year ended September 30, 2020.

•

The Company’s noninterest income for the year ended September 30, 2021 increased by 7.3% to $11.5 million compared to the fiscal year ended September 30, 2020, net of a deleveraging strategy gain realized in the fourth quarter of 2020.

•	The Company’s efficiency ratio improved to 64.49% for fiscal year 2021 compared to 65.80% for fiscal year 2020.

•

The Company’s return on average assets and return on average equity, both important drivers for 2021 executive compensation payments, respectively, improved to 0.87% and 8.28% for the 2021 fiscal period compared to 0.76% and 7.43% for the prior fiscal year.

•

Total assets were $1.86 billion at September 30, 2021 compared with $1.89 billion a year earlier, primarily reflecting a decrease in loans partially offset by additional cash and cash equivalents and increased investment securities.

•

The Company closed approximately $500.0 million in loans during fiscal year 2021. Total net loans at September 30, 2021 were $1.34 billion compared to $1.42 billion at September 30, 2020. Loan growth during the 2021 fiscal year was offset by a decrease in auto loans of $25.9 million as the Company continues exiting from that business, the sale of $67.5 million in longer term mortgage loans and a decline of $54.1 million in outstanding PPP loans.

•

The Company maintained its focus on credit quality and decreased its loan loss provision based on economic conditions. Non-performing assets were 0.88% of total assets at September 30, 2021 compared with 1.09% of total assets at September 30, 2020. The allowance for loan losses was 1.33% of loans outstanding at September 30, 2021 compared with 1.07% at September 30, 2020.

•	Total deposits were $1.64 billion at September 30, 2021 up 6.0% compared with $1.54 billion at September 30, 2020.

•	Tangible book value per share at September 30, 2021 increased 10.21% to $17.92 compared with $16.26 at September 30, 2020.

•	Also, during fiscal year 2021 the Company:

•

Continued a successful remote work model for many of our non-branch employee base driven by a desire to protect customers and employees and to support our ability to attract and retain talent in today’s competitive environment.

•	Assisted small businesses in Eastern Pennsylvania by making 335 second round PPP loans totaling $32.8 million.

•	Completed its ninth share buyback program.

•	Increased the Company’s annual dividend from $0.44 to $0.47 per share.

2021 Compensation Decisions. Considering numerous factors including the Company’s performance, performance of individual executives, the external market and a variety of internal factors the following compensation actions were taken for the fiscal year ended September 30, 2021:

•

Approved 2021 base salary increases of 7% for Mr. Olson, 4% for Messrs. Muto and Hangen, and 10.5% for Mr. Gray effective at the beginning of the Company’s fiscal 2021 year to reflect performance and achieve better alignment with peers. Mr. Gray also received a 7.6% base salary increase effective April 1, 2021.

•

Approved 2022 base salary increases of 8% for Mr. Olson, 5% for Messrs. Hangen and Muto, and 10% for Mr. Gray, effective at the beginning of the Company’s fiscal 2022 year to reflect performance and achieve better alignment with its peers.

•	Executive/Management Annual Incentive Plan:

•	Approved the fiscal year 2022 Executive/Management Annual Incentive Plan metric – achievement of ROA goal relative to the Company’s budgeted goal. This plan metric is unchanged from 2021.

•

Based on the Company’s fiscal 2021 performance, including ROA of 0.87 vs. a goal of 0.80, it was determined that the Executive/Management Annual Incentive Plan fiscal year 2021 payment would be at 117.50% of the Plan’s target payment.

•	Long-Term Incentive Plan

•

Approved the fiscal year 2022 Long-Term Incentive Plan metrics with no change from the prior year, achievement of ROE (weighted 65% of total goal) and Efficiency Ratio (weighted 35% of total goal) goals relative to budgeted goals.

•

Based on the Company’s fiscal year 2021 performance, it was determined that the Long-Term Incentive Plan fiscal year 2021 payout would be at 114.0% of the Plans’ target payout based upon ROE of 8.28% vs. performance target 7.64% and Efficiency Ratio of 64.69% vs. performance target of 65.09%.

•

Approved staff year-end discretionary bonus of 8% based upon the Bank’s consolidated net income of $16.4 million for the year ending September 30, 2021 to be allocated to employees based upon management’s recommendation.

Governance Practices & Policies

Our pay practices emphasize good governance and market practice.

We do	We do not

✓ Place significant emphasis on variable compensation, which includes cash and equity awards that are entirely dependent on the achievement of financial goals	x Offer compensation-related tax gross-ups including Section 280G gross-ups

✓ Use performance-related long-term compensation	x Have any excessive perquisites

✓ Have stock ownership requirements for executives and directors	x Re-price stock options

✓ Have an executive compensation clawback policy to ensure accountability	x Have single-trigger equity vesting

✓ Have an independent compensation consultant advising the Compensation Committee	x Allow hedging of Company stock

✓ Responsibly manage the use of equity compensation

✓ Conduct periodic compensation risk reviews to ensure our programs do not motivate employees to take unnecessary risk

✓ Have double-trigger equity vesting

x Allow pledging of Company stock

✓ Have double-trigger severance provisions in NEO employment agreements	x Have single-trigger severance provisions in NEO employment agreements

Executive Compensation Objectives and Philosophy

The primary objectives of the Company’s executive compensation program are the following:

•	Institute pay programs that align executive interests with stockholder value creation.

•	Align compensation with the external market to support the Company’s ability to attract, motivate and retain key executive talent.

•	Link pay and performance.

•	Balance risk and reward in order to mitigate unnecessary risk to the Company by avoiding certain compensation practices that may incentivize risk.

•	Be appropriate (equitable) from both an internal (company) and external (market) perspective.

To achieve these objectives, the Company has structured the NEO compensation program in the following manner:

•	Salary levels and merit increases that reflect position responsibilities, competitive market rates, strategic importance of the position and individual performance.

•

Annual cash incentive (i.e., bonus) payments that are based on the Company’s annual financial performance, as approved by the Compensation Committee, and achievement of certain strategic non-financial performance objectives. The Compensation Committee has the discretion to take into consideration extraordinary items that affect income gain, expense or loss and other factors it may deem relevant.

•

Long-term equity-based incentives that reward outstanding performance with incentives that focus our management team on creating stockholder value over the long term. By increasing the equity holdings of our NEOs, we provide them with a continuing stake in our long-term success. Performance-based targets were set for determining the size of a portion of the grants of restricted stock made for the fiscal year, coupled with a four-year vesting schedule for such awards.

•

Benefit programs that provide all of our employees, including the NEOs, with access to health and welfare benefits. All of our employees are also eligible to participate in retirement plans sponsored by the Company. Our benefit programs are designed to be competitive with our peers. To support these objectives, our total compensation (sum of base salary, annual incentive, long-term incentives) and benefits package for our NEOs are generally positioned around median competitive levels for commensurate performance, taking into account the relative responsibilities of our NEOs. Actual total compensation in any given year may be above or below the target level and market median, based on individual and corporate performance.

Compensation Decision Process

The Compensation Committee is responsible for establishing and overseeing the executive compensation program, annually reviewing and approving the compensation of the CEO and reviewing and approving the CEO’s recommendations regarding the compensation of the other NEOs. The Compensation Committee considers external market data when determining changes in compensation of the NEOs, and weighs a variety of different factors in its deliberations, including the performance of each executive and the overall performance of the Bank.

The CEO does not play any role in the Compensation Committee’s determination of his own pay. When appropriate, the Compensation Committee meets in executive session absent the CEO. The Compensation Committee does, however, solicit input from the CEO concerning the performance and compensation of the other NEOs. The CEO bases his recommendations on his assessment of each individual’s performance, external market pay practices, retention risk and the Company’s overall pay philosophy. All NEO compensation decisions are ultimately made by the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee engaged the services of Herbein | Mosteller HR Solutions to serve as an independent compensation consultant to assist it in evaluating executive compensation programs and in making determinations regarding executive officer compensation. The independent compensation consultant reports directly to the Compensation Committee and is available to advise the Compensation Committee. In addition to providing executive compensation consulting to the Compensation Committee, the consultant provided limited associated services to the Company. This work was done with the prior knowledge and approval of the Compensation Committee and was not in conflict with the services provided to the Committee. The independent compensation consultant has certified to the Compensation Committee that they are “independent” within the meaning of applicable laws, regulations and stock exchange requirements.

Assessing Competitive Practice (Peer Groups)

In order to ensure that the Company is providing a competitive executive compensation program that will attract and retain key executive talent, the Company conducts a market-based compensation analysis annually. The Company conducts this market analysis with the assistance of our independent compensation consultant using two types of market data:

•

Peer group data: The Compensation Committee used the pay levels and compensation practices of a 23-company peer group to guide decisions regarding pay levels for fiscal year 2021, as determined with the assistance of the independent compensation consultant. This peer group includes companies similar in asset size, geographic region and within the same industry as the Company.

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Survey data: The Compensation Committee also considered third-party compensation data surveys that focused on banks that were similar to the Company in asset size and geographic region since we believe that our most direct competitors for executive talent are not necessarily limited to the companies included in our peer group. The Compensation Committee does not materially rely upon data from any individual company participating in any of the surveys in making compensation decisions.

Elements of the Compensation Package and 2021 Pay Outcomes

Our total compensation package primarily consists of base salaries, annual incentives and long-term incentives. We also provide modest but competitive benefits available to all employees in addition to limited retirement benefits.

Base Salaries. Executive officer base salary levels are evaluated by the Compensation Committee on an annual basis. In general, salary ranges are developed considering the results of the independent review of the competitiveness of the total compensation program for the position, as well as overall importance of each position within the organization. The Compensation Committee then takes into consideration the NEO’s performance and contribution to the long-term goals of the Company, leadership, operational effectiveness and experience in the industry, overall competitiveness with market levels, as well as recent operating results, performance targets and other relevant factors.

Fiscal Year 2021 Base Salaries

The Committee approved 2021 base salary increases of 7% for Mr. Olson, 4% for Messrs. Muto and Hangen and 10.5% for Mr. Gray effective at the beginning of the Company’s fiscal 2021 year to reflect performance and achieve better alignment with its peers.

Name	2021 Salary	2020 Salary	Percent Change
Gary S. Olson	$495,464	$463,050	7.0%
Allan A. Muto	$251,496	$241,823	4.0%
Charles D. Hangen	$258,935	$248,976	4.0%
Peter A. Gray	$263,767	$238,703	10.5%

Fiscal Year 2022 Base Salaries

Base salaries for Named Executive Officers were increased for 2022. Mr. Olson received an annual base salary increase of $39,637 (8.0%) which was effective beginning in the Company’s fiscal 2022 year. Mr. Muto received an annual base salary increase of $12,575 (5.0%) which was effective beginning in the Company’s fiscal 2022 year. Mr. Hangen received an annual base salary increase of $12,947 (5.0%) which was effective beginning in the Company’s fiscal 2022 year. Mr. Gray received base salary increases of $19,999 (7.6%) on April 1, 2021 and $28,377 (10%) which was effective beginning in the Company’s fiscal 2022 year.

Annual Incentives. The ESSA Bank & Trust Executive/Management Annual Incentive Plan is a cash bonus plan designed to motivate and reward participants, including the NEOs, for their contribution to the Company and for achieving annual financial goals. The Compensation Committee established bonus targets for each NEO as a percentage of base salary. For 2021, actual bonuses were paid out at 117.5% of target as follows:

Name	Target Bonus %	Actual Bonus as % of Base Salary	Actual Bonus Paid in Cash
Gary S. Olson	50%	58.75%	$290,499
Allan A. Muto	40%	47.00%	$118,063
Charles D. Hangen	45%	52.88%	$136,763
Peter A. Gray	45%	52.88%	$144,034

The Company’s Executive/Management Annual Incentive Plan is a formulaic annual incentive plan based on the Company’s achievement of ROA goals relative to the Company’s budgeted ROA goals. The Company achieved an ROA of 0.87% for the fiscal year ended September 30, 2021 compared to a budgeted goal of 0.80%.

Long-Term Incentive Compensation. To further align the Company’s compensation program with Company performance, the Company utilizes performance-based restricted stock awards to NEOs in combination with time-based restricted stock awards. The value of the long-term grants for 2021 was determined based on a number of factors, including the level of the executive’s responsibilities, competitive market practice and the executive’s performance leading up to the date of the grant. The 2021 long-term grants were split into two components:

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50% of the award value is granted in the form of time-based restricted stock, 25% of which vested at the end of fiscal year 2021, with an additional 25% vesting annually on September 30, 2022, 2023 and 2024, respectively. At each vesting date, awards are issued as Company common stock. The primary objectives of the time-based restricted stock award is to reward employee contributions, align each participant’s financial interests with the long-term interests of the Company’s stockholders, and encourage continued employment (retention) with the Company.

•

Beginning in 2020, 50% of the award value is granted in the form of performance-based awards subject to achievement of performance criteria over a one-year performance period, 25% of which vested at the end of fiscal year 2021, with an additional 25% vesting annually on September 30, 2022, 2023 and 2024, respectively. At each vesting date, awards are settled in cash. Prior to 2020, 50% of the award value was granted in the form of performance-based restricted stock subject to achievement of performance criteria over a one-year performance period, 25% of which vested at the end of fiscal year in which the grant was made, with an additional 25% vesting annually on each of the subsequent three years. At each vesting date, awards are settled in cash.

•

Executives can earn between 0% and 150% of the performance-based award granted based upon the Company’s ROE and efficiency ratio performance over a one-year period (achievement will be interpolated between the various performance points described below), as adjusted by the Committee pursuant to the plan.

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The primary objectives of the performance-based awards are to (i) reward the executive for the Company’s performance, (ii) align his or her financial interests with the long-term interests of the Company’s stockholders, and (iii) encourage the continued retention of the executive. This plan addresses the Company’s intent to incorporate a financial goal that was measurable and controllable by the Company’s management while acknowledging that multi-year performance goals are subject to changes in the market beyond the Company’s control.

•	All performance-based awards will be settled in cash.

•

65% of the performance target for the fiscal year ending September 30, 2021 was an ROE of 7.64% (which was set by the Board at the beginning of the fiscal year), with a threshold performance of 6.11% (80% of the target level) and a maximum performance of 9.55% (1.25% of the target level). 35% of the performance target for the fiscal year ending September 30, 2021 was an efficiency ratio of 65.09%, with a threshold performance of 66.09% and a maximum performance of 63.09%.

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For the fiscal year 2021, the Company’s actual ROE was 8.28% and actual efficiency ratio was 64.69%. Based on the Company’s fiscal year 2021 performance, it was determined that the Long-Term Incentive Plan fiscal year 2021 payout would be at 114.0% of the plan’s target payout.

Executives will forfeit any unvested restricted stock awards if their employment by the Company is terminated for any reason prior to vesting, except in the event of death, disability or involuntary termination following a change in control.

Other Compensation. While the majority of each NEO’s compensation packages are comprised of base salary, annual incentives and long-term incentives as discussed above, the Company does provide very limited benefits, which are discussed following our tabular disclosures on the pages that follow.

Other Compensation Policies and Guidelines

Stock Ownership Guidelines. To align the interests of the Company’s NEOs with the interests of the Company’s stockholders, the Company maintains stock ownership guidelines, where NEOs are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

CEO	3x salary
CFO	2x salary
Other NEOs	1x salary

NEOs have five years from the date of hire to meet these ownership requirements. As of September 30, 2021, all NEOs were in compliance with the Company’s stock ownership guidelines.

Clawback Policy. In accordance with our clawback policy and, as a condition to receiving incentive compensation, NEOs agree to return bonus and other incentive compensation paid by the Company (including cancellation of outstanding equity awards and reimbursement of any gains realized on such awards) if: (i) the payment or award was granted, earned or vested based in whole or in part on the attainment of a financial reporting measure (i.e., a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements); (ii) there is an accounting restatement of financial statements due to material noncompliance with financial reporting requirements under the federal securities laws (a “Restatement”); and (iii) the amount of the bonus or incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results. Only incentive compensation that is paid during (or with respect to) the three years preceding a Restatement is subject to the foregoing clawback.

Anti-Hedging and Pledging Policy

Please see the disclosure provided above under the section entitled “Employee, Officer and Director Hedging.”

Summary Compensation Table

The following table sets forth, for the fiscal years ended September 30, 2021 and 2020, certain information as to the total compensation paid to the Company’s President and Chief Executive Officer and the two other most highly compensated executive officers of the Company.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other compensation ($)		Total ($)
Gary S. Olson President and Chief Executive Officer	2021 2020	494,467 463,050	— —	100,009 100,011	404,499 331,282	— —	58,139 56,324	(4)	1,057,114 950,667
Allan A. Muto Executive Vice President and Chief Financial Officer	2021 2020	251,199 241,823	— —	50,005 50,014	175,063 146,678	— —	45,393 42,715	(5)	521,660 481,230
Peter A. Gray Senior Executive Vice President, Chief Operating Officer	2021	272,380	—	50,005	201,034	—	48,060	(6)	571,479
Charles D. Hangen Executive Vice President, Chief Risk Officer	2021 2020	258,629 248,976	— —	50,005 50,014	193,763 161,795	— —	46,500 44,789	(7)	548,897 505,574

(1)

The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards, subject to time-based vesting, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2021 included in our Annual Report on Form 10-K.

(2)

For 2021, reflects the amount of $290,499, $118,063, $144,034 and $136,763, respectively, paid to Messrs. Olson, Muto, Gray and Hangen, respectively, under the ESSA Bank & Trust Executive/Management Annual Incentive Plan and $114,000, $57,000, $57,000 and $57,000, respectively, earned by Messrs. Olson, Muto, Gray and Hangen under the Long-Term Incentive Plan, of which only 25% of such amounts paid were paid to Messrs. Olson, Muto, Gray and Hangen in 2021. Amounts earned under the Long-Term Incentive Plan are subject to a vesting schedule, with 25% of the award vesting each year, commencing as of September 30, 2020. Accordingly, Messrs. Olson, Muto, Gray and Hangen were paid 25% or $28,500, $14,250, $14,250 and $14,250, respectively, of the amount shown in the Summary Compensation Table in fiscal year 2021 and the remaining amounts will be paid subject to the conditions of the vesting schedule. There is no guarantee that the non-vested portions will be paid to the named executive officers. For additional information see the description of the plans above under “Annual Incentives.”

(3)	No “above-market earnings” were paid on deferred compensation.
(4)

Includes $20,834 for health insurance premiums; $434 for dental insurance premiums; $61 for vision insurance premiums; $10,171 for life insurance premiums and benefits; $1,128 for long term disability insurance premiums; $6,413 for personal use of a bank owned automobile; 401(k) match of $11,080 and $8,018 for dividends on unvested stock awards.

(5)

Includes $14,512 for health insurance premiums; $434 for dental insurance premiums; $61 for vision insurance premiums; $5,529 for life insurance premiums and benefits; $891 for long term disability insurance premiums; $9,908 for personal use of a bank owned automobile; 401(k) match of $10,048 and $4,010 for dividends on unvested stock awards.

(6)

Includes $20,834 for health insurance premiums; $434 for dental insurance premiums; $61 for vision insurance premiums; $1,479 for life insurance premiums and benefits; $504 for long term disability insurance premiums, $10,200 for an automobile allowance; 401(k) match of $10,538 and $4,010 for dividends on unvested stock awards.

(7)

Includes $20,834 for health insurance premiums; $434 for dental insurance premiums; $61 for vision insurance premiums; $1,440 for life insurance premiums and benefits; $917 for long term disability insurance premiums, $9,000 for an automobile allowance; 401(k) match of $9,768 and $4,046 for dividends on unvested stock awards.

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth information with respect to our outstanding equity awards as of September 30, 2021 for our Named Executive Officers.

		Outstanding Equity Awards at Fiscal Year End September 30, 2021
		Option Awards			Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) unexercisable/ Exercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(1)(2)
Gary S. Olson, President and Chief Executive Officer	10/1/18	—	—	—	1,539	25,370
	10/1/18	—	—	—	1,939	31,966
	10/1/19	—	—	—	3,093	50,995
	10/1/20	—	—	—	6,123	100,968
Allan A. Muto, Executive Vice President and Chief Financial Officer	10/1/18	—	—	—	769	12,685
	10/1/18	—	—	—	969	15,983
	10/1/19	—	—	—	1,547	25,502
	10/1/20	—	—	—	3,062	50,484
Peter A. Gray, Senior Executive Vice President and Chief Operating Officer	10/1/18	—	—	—	769	12,685
	10/1/18	—	—	—	969	15,983
	10/1/19	—	—	—	1,547	25,502
	10/1/20	—	—	—	3,062	50,484
Charles D. Hangen, Senior Vice President, Chief Risk Officer	10/1/18	—	—	—	769	12,685
	10/1/18	—	—	—	969	15,983
	10/1/19	—	—	—	1,547	25,502
	10/1/20	—	—	—	3,062	50,484

(1)	All restricted stock awards vest at a rate of 25% per year, with the first vesting commencing at the end of the fiscal year during which the grant was received.
(2)	Based on the market price of the Company’s common stock of $16.49 on September 30, 2021.

Other Benefit Plans and Agreements

Employment Agreements. ESSA Bancorp has entered into employment agreements with each of the Named Executive Officers. Under the agreements, as of September 30, 2021, the base salaries for Messrs. Olson, Muto, Gray and Hangen are $535,101, $264,071, $312,143 and $271,882, respectively. Base salaries will be reviewed at least annually and may be increased, but not decreased. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees and use of an automobile (in the case of Mr. Olson). The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Each of the executives is entitled to severance payments and benefits in the event of his or her termination of employment under specified circumstances. In the event the executive’s employment is involuntarily terminated without cause or the executive voluntarily resigns within 90 days following (1) the failure to elect or reelect or to appoint or reappoint the executive to his or her executive position or a material change in the executive’s functions, duties, or responsibilities, which change would cause executive’s position to become one of lesser responsibility, importance or scope; (2) the relocation of executive’s principal place of employment to a location that is more than 50 miles from the location of ESSA Bank & Trust’s principal executive offices (or in the case of Mr. Hangen, 50 miles from his place of principal employment) as of the date of the agreement; (3) a material reduction in benefits and perquisites including base salary (except for any bank-wide or officer-wide reduction); (4) the liquidation or dissolution of ESSA Bancorp or ESSA Bank & Trust; or (5) a breach of the employment agreement by ESSA Bancorp (collectively, a “Good Reason”), the executive would be entitled to a severance payment equal to three times (in the case of Messrs. Olson and Muto), two times (for Mr. Hangen) or 18 months (for Mr. Gray for salary and one year for bonus) the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years (for Messrs. Olson and Muto) or the highest target bonus opportunity that was or could have been paid to Mr. Hangen with respect to the two completed fiscal years prior to the year in which the termination of employment occurred, payable in a lump sum within 30 days following the termination date, unless a 6-month delay in payment is required in order to comply with Internal Revenue Code Section 409A. In addition, the executive would be entitled, at ESSA Bancorp’s sole expense, to the continuation of life, medical, dental and vision coverage for 36 months (in the case of Messrs. Olson and Muto), 24 months (for Mr. Hangen) or 18 months (for Mr. Gray) after termination of the agreement. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he or she would be entitled to under the ESSA Bancorp or ESSA Bank & Trust’s defined benefit pension plan if the executive had continued working for ESSA Bancorp for 36 months (in the case of Messrs. Olson and Muto), 24 months (for Mr. Hangen) or 18 months (for Mr. Gray) over the present value of the benefits to which the executive is actually entitled as of the date of termination. In the event that the severance payment provisions of the employment agreement were triggered for one of the covered executives at September 30, 2021, the executive would be entitled to a cash severance benefit in the amount of approximately $2.7 million, $1.3 million, $622,000 and $880,000 in the case of Messrs. Olson, Muto, Gray and Hangen, respectively.

If the executive’s employment is involuntarily terminated without cause or the executive voluntarily resigns for Good Reason within 24 months following a change in control, the executive would be entitled to the same severance and benefits described in the above paragraph, except Mr. Hangen’s severance multiplier described above increases from two to three; however, such payments may be reduced due to Section 280G of the Internal Revenue Code. The employment agreements for the Named Executive Officers provide for a reduction in the amount of any payments made in connection with a change in control which would otherwise constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The total payment owed to the executive upon a change in control will be reduced to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Code Section 280G.

Upon termination of the executive’s employment other than in connection with a change in control, the executive agrees not to compete with ESSA Bancorp for one year following termination of employment within 50 miles of any existing branch of ESSA Bank & Trust or 50 miles of any office for which ESSA Bank & Trust or a subsidiary has filed an application for regulatory approval.

In the event the executive becomes disabled, ESSA Bancorp would continue to pay the executive his or her base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation the executive would receive and will provide life insurance, medical, dental and vision coverage until the earlier of executive’s return to employment, age 65 or death. In the event that the disability benefit provisions of the employment agreement were triggered for one of the covered executives at September 30, 2021, the executive would be entitled to cash disability benefits in an amount up to approximately $1.5 million, $754,000, $426,000 and $517,000 in the case of Messrs. Olson, Muto, Gray and Hangen, respectively. In the event the executive dies while employed by ESSA Bancorp, the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical, dental and vision benefits for one year after the executive’s death. In the event that the death benefit provisions of the employment agreement were triggered for one of the covered executives at September 30, 2021, Messrs. Olson, Muto, Gray and Hangen’s beneficiaries would be entitled to a cash payment in the amount of approximately $522,000, $274,000, $305,000 and $286,000, respectively.

On January 3, 2022, the Company entered into amended and restated employment agreements (the “Amended Agreements”) with each of Messrs. Muto, Gray and Hangen. The Amended Agreements are effective as of January 3, 2022 and replace the executives’ prior employment agreements with the Company and the Bank as described above (the “Prior Agreements”). The terms of the Amended Agreements are generally consistent with the Prior Agreements, except that (i) Mr. Hangen’s position changed to Executive Vice President and Chief Risk Officer and Mr. Gray’s position changed to Senior Executive Vice President and Chief Operating Officer, effective January 3, 2022; (ii) the term for the Amended Agreements are fixed three-year terms (the Prior Agreements provided for annual renewal); (iii) the definition of “Good Reason” has been revised; (iv) the severance payment for termination of employment without “Cause” or a voluntary termination for “Good Reason” for Messrs. Hangen and Gray, has been revised to a lump sum cash payment equal to: (a) 3 times base salary and 3 times highest bonus paid during the prior 3 years, and (b) 3 years of additional service under the defined benefit pension plan, (c) continued insurance coverage for 3 years, with the Bank paying the full cost of the premiums; (v) a provision was added to provide that if continued medical, dental and life insurance coverage cannot be provided or would subject the Bank to penalties, as a component of a severance payment, the Bank will pay the executive a cash lump sum payment reasonably estimated to be equal to the value of such insurance coverages; and (vi) certain provisions were revised to be more aligned with best practices for executive agreements.

Long-Term Incentive Plan. On December 13, 2019, ESSA Bank & Trust adopted the ESSA Bank & Trust Performance Based Long-Term Incentive Plan for Executives and Management (“LTIP”), which provides for the grant of cash-settled performance based awards. The LTIP did not represent an added component of executive and management compensation but rather a restructuring of a component that was previously administered through the 2016 Equity Incentive Plan. Upon adoption of the LTIP, cash-settled awards are no longer granted under the 2016 Equity Incentive Plan. As in the past, the Compensation Committee will annually determine the performance metrics and terms of the long-term incentive awards. Awards are subject to the achievement of performance criteria over a one-year performance period, payable over four years, and a participant must be employed as of the applicable payment date to receive a payment. At each payment date, awards are settled in cash and the awards under the LTIP are subject to the Company’s clawback policy.

Stock Award and Stock Option Program. Stockholders approved the ESSA Bancorp, Inc. 2016 Equity Incentive Plan (the “2016 Equity Plan”) on March 3, 2016. Under this plan, individuals may receive awards of Company common stock and grants of options to purchase Company common stock. The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of our officers and employees with stockholders since such compensation is directly linked to the performance of the Company’s common stock. In addition, stock options and restricted stock awards granted to our Named Executive Officers generally vest over a four-year period, with accelerated vesting in the event of death, disability, involuntary termination of employment (other than for cause) of service following a change in control, thereby aiding retention.

Assuming that accelerated vesting occurred as of September 30, 2021 due to death, disability or an involuntary termination of employment (other than for cause) following a change in control, based on the closing price per share of Company common stock on that date, the value of a reasonable estimate of the awards made to the Named Executive Officers for the fiscal year which ended on September 30, 2021 would be as follows: Mr. Olson would receive $209,000 in value for accelerated restricted stock; Mr. Muto would receive $105,000 in value for accelerated restricted stock, Mr. Gray would receive $105,000 in value of accelerated restricted stock and Mr. Hangen would receive $105,000 in value for accelerated restricted stock.

401(k) Plan. ESSA Bank & Trust maintains a 401(k) plan for eligible employees. Employees may participate in the plan when they have attained age 21 and completed 60 days with at least 166 hours of service. Participants may make pre-tax salary deferrals to the plan not to exceed $20,500 (which is the 2022 limit; the limit is adjusted annually for IRS-announced cost-of-living increases), provided, however, that a participant over age 50 may contribute an additional $6,500 to the 401(k) plan. In addition to salary deferrals, the 401(k) plan provides that ESSA Bank & Trust will make an employer matching contribution equal to 100% of a participant’s salary deferral contribution, provided that such amount does not exceed 3% of a participant’s compensation, plus 50% of a participant’s salary deferral contribution that exceeds 3% but does not exceed 5% of a participant’s compensation earned during the plan year (for a total maximum employer matching contribution of 4% of a participant’s compensation). All contributions are 100% vested. Distributions will be made upon death, disability, termination of employment, or attainment of age 59-1/2. In addition to the other self-directed investment alternatives offered under the plan, participants are offered the opportunity to purchase stock in the Company. Benefits are paid in the form of lump sum.

Employee Stock Ownership Plan. ESSA Bank & Trust sponsors the ESSA Bank & Trust Employee Stock Ownership Plan for the benefit of its employees. Employees who are at least 21 years old with at least one year of service during which the employee has completed at least 1,000 hours of service with ESSA Bank & Trust are eligible to participate. As part of ESSA Bank & Trust’s 2007 stock offering, the Employee Stock Ownership Plan trust borrowed funds from the Company and used those funds to purchase a number of shares equal to 8% of the common stock sold in the offering (1,358,472 shares). Collateral for the loan is the common stock purchased by the Employee Stock Ownership Plan. The loan will be repaid principally from ESSA Bank & Trust’s discretionary contributions to the Employee Stock Ownership Plan over a period of up to 30 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. Shares purchased by the Employee Stock Ownership Plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the Employee Stock Ownership Plan and shares released from the suspense account in an amount proportional to the repayment of the Employee Stock Ownership Plan loan will be allocated among Employee Stock Ownership Plan participants on the basis of compensation in the year of allocation. Participants will be 100% vested in benefits under the plan upon completion of three years of credited service. A participant’s interest in his or her account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. ESSA Bank & Trust’s contributions to the Employee Stock Ownership Plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the Employee Stock Ownership Plan cannot be estimated. Pursuant to generally accepted accounting principles, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released or committed to be released from the suspense account.

Defined Benefit Pension Plan. ESSA Bank & Trust maintains an individually designed, tax-qualified defined benefit plan (the “Pension Plan”). ESSA Bank & Trust annually contributes an amount to the plan necessary to at least satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Effective February 28, 2017, ESSA Bank & Trust “froze” all future enrollments and benefit accruals under the Pension Plan.

Supplemental Executive Retirement Plan. ESSA Bank & Trust maintains a Supplemental Executive Retirement Plan (“Supplemental Retirement Plan”) for Mr. Olson.

The normal retirement benefit under the Supplemental Retirement Plan is an annual benefit equal to 70% of the executive’s highest average compensation (determined over a consecutive 5-year period within the last 10 years of employment) reduced by the sum of fifty percent of annual social security benefits, annualized benefits payable under ESSA Bank & Trust’s tax-qualified defined benefit pension plan, and the annualized employer contributions to ESSA Bank & Trust’s 401(k) Plan and ESOP. Mr. Olson is fully vested in the normal retirement benefit, and he is entitled to the present value of the normal retirement benefit, payable in a lump sum, following a termination of employment for a reason other than death or disability. If Mr. Olson terminates employment within two years following a change-in-control, the normal retirement benefit will also be paid in a lump sum. If Mr. Olson dies or becomes disabled while actively employed by us, the amount accrued under the Supplemental Retirement Plan as of the date of such death or disability will be paid to Mr. Olson (or his beneficiary in the event of death) in a lump sum. Lump sum payments are determined by assuming payments would otherwise be made for 16 years and using a discount rate that is discussed in Note 12 to the audited consolidated financial statements included in the Company’s 2021 Annual Report on Form 10-K.

If Mr. Olson’s employment terminated due to death, disability or change in control, respectively, on September 30, 2021, Mr. Olson, or his beneficiary, would be entitled to $2.0 million, $2.0 million and $2.0 million, respectively.

We recorded an expense of $66,000 for the Supplemental Retirement Plan during the fiscal year ended September 30, 2021.

Split Dollar Life Insurance Agreements. The Company has entered into split dollar life insurance agreements with Messrs. Olson, Hangen and Muto. Under the agreements, if the executive dies while employed by the Company, the executive’s beneficiary will receive four times the executive’s base salary (five times for Mr. Olson) in a lump sum. The Company has purchased bank-owned life insurance policies to fund these obligations. The Summary Compensation Table includes the value of these benefits.

Director Compensation

Each of the individuals who serves as a director of ESSA Bancorp also serves as a director of ESSA Bank & Trust and each non-employee director earns director and committee fees in that capacity. Each non-employee director (except for the Chairman of the Board) is paid a fee of $2,000 per month for their service and $1,000 for each Board meeting attended. In addition, the Chairperson of a committee is paid $750 for each committee meeting attended and an annual retainer of $4,000 in the case of the Audit Committee Chairperson and $2,000 each in the case of the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee. Committee members are paid $500 for each committee meeting attended. In lieu of the above-mentioned fees, the Chairman of the Board is paid an annual retainer of $60,000 and $1,500 for each Board meeting attended. The Chairman of the Board is not compensated for attendance at any committee meetings.

ESSA periodically reviews its non-employee director compensation programs relative to market practices. In fiscal year 2021, ESSA conducted this market analysis with the assistance of Herbein | Mosteller HR Solutions using pay levels and compensation practices of the same peer group used to benchmark pay for ESSA’s executive officers. Based on the review, Herbein | Mosteller HR Solutions found that ESSA’s non-employee director board retainers and fees were aligned with the peer group, although, in the absence of an equity pay component, there would be an overall director compensation gap. Based on a review of the peer group, the Compensation Committee granted each independent director a stock award of 1,520 shares of Company common stock in order to make overall director compensation more aligned with the peer group.

ESSA also has stock ownership guidelines for all non-employee directors. Under these ownership guidelines, directors are required to own shares of common stock equal to one and a half times the annual retainer paid to the directors. The annual retainer paid to non-employee directors (except for the Chairman of the Board) as of September 30, 2021 is $24,000. New directors have five years to meet this requirement. As of September 30, 2020, all non-employee directors who have served as directors of the Company for five years or more have met this requirement.

The following table sets forth the total fees received by the non-management directors during the fiscal year ended September 30, 2021:

Name	Fees earned or paid in cash ($)	Stock Award Grants ($)	All other compensation(1)($)	Total ($)
Daniel J. Henning	42,750	20,003	90	62,843
Elizabeth B. Weekes	42,000	20,003	50	62,053
Robert C. Selig, Jr.	78,000	20,003	131	98,134
Philip H. Hosbach IV	39,500	20,003	—	59,503
Joseph S. Durkin	42,167	20,003	—	62,170
Christine D. Gordon	41,000	20,003	—	61,003
Carolyn P. Stennett	27,500	—	—	27,500
Tina Q. Richardson	28,000	—	—	28,000

(1)

For each director, other than Messrs. Durkin and Hosbach and Ms. Gordon, Ms. Richardson and Ms. Stennett, the Company maintains life insurance arrangements providing for a death benefit of $100,000. Amounts shown reflect the amount related to the life insurance arrangements.

Split Dollar Life Insurance Agreements. The Company entered into split dollar life insurance agreements with all of its directors except Messrs. Hosbach and Durkin and Ms. Gordon, Ms. Richardson and Ms. Stennett. Under the agreements, when the director dies, the director’s beneficiary will receive $100,000 in a lump sum. The Company has purchased bank-owned life insurance policies to fund these obligations. The Company also pays each director (other than Messrs. Hosbach and Durkin and Ms. Gordon, Ms. Richardson and Ms. Stennett) an annual cash bonus equal to the value of the taxes the director must pay on the imputed value of the life insurance coverage.

PROPOSAL II – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Company’s independent registered public accountants for the fiscal year ended September 30, 2021 was S.R. Snodgrass, P.C. (“Snodgrass”). The Audit Committee of the Board has approved the engagement of Snodgrass to be the Company’s independent registered public accountants for the fiscal year ending September 30, 2022, subject to the ratification of the appointment by the Company’s stockholders at the Annual Meeting.

Stockholder ratification of the selection of Snodgrass is not required by the Company’s Bylaws or otherwise. However, the Board will submit the selection of the independent registered public accountants to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Snodgrass, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Fees Paid to Snodgrass

Set forth below is certain information concerning aggregate fees for professional services rendered by Snodgrass during fiscal years 2021 and 2020.

Audit Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s annual report on Form 10-K and services that are normally provided by Snodgrass in connection with statutory and regulatory filings and engagements were $239,467 and $227,723 during fiscal 2021 and 2020, respectively.

Audit Related Fees. The aggregate fees billed to the Company by Snodgrass for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements and that are not already reported in “Audit Fees” above, were $30,555 and $30,062 during fiscal 2021 and 2020, respectively. These services were primarily related to the audits of the Company’s employee benefit plans.

Tax Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for tax compliance were $23,850 and $23,600 during fiscal 2021 and 2020, respectively.

Other Fees. The aggregate fees billed to the Company by Snodgrass for professional services rendered for facilitation of strategic planning were $0 and $16,000 during fiscal 2021 and 2020, respectively.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The independent registered public accountants and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

In order to ratify the appointment of Snodgrass as independent registered public accountants for fiscal 2022, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either at the virtual Annual Meeting or by proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SNODGRASS AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer and our two other most highly compensated executive officers of ESSA Bancorp (“Named Executive Officers”) is described in “PROPOSAL I—ELECTION OF DIRECTORS—Executive Compensation.” Stockholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

Based on the information and rationale contained in this Proxy Statement, included among other things our performance-driven compensation program, our risk-management, and our adherence to best governance practices, we believe stockholders should vote in favor of the compensation program.

Stockholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of ESSA Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Executive Compensation section of the Proxy Statement.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL III.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s Executive Office, 200 Palmer Street, Stroudsburg, Pennsylvania 18360, no later than September 26, 2022. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Advance Notice of Business to be Conducted at an Annual Meeting

Under our Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice timely received 120 days prior to the date of the prior year’s proxy statement. For the annual meeting of stockholders to be held in 2023, this deadline is September 26, 2022.

Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The Audit Committee Report included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit Report shall not otherwise be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission under such Acts.

An additional copy of the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, will be furnished without charge upon written or telephonic request to Stephanie Lefferson, Corporate Secretary, 200 Palmer Street, Stroudsburg, Pennsylvania, 18360 or call (570) 421-0531.

Stroudsburg, Pennsylvania	Stephanie Lefferson
January 24, 2022	Corporate Secretary

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/ESSA or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/ESSA Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and FOR Proposal 3. 1. Election of Directors for a three-year term to expire in 2025: + For Withhold For Withhold For Withhold 01—Joseph S. Durkin 02—Christine D. Gordon 03—Gary S. Olson 04—Carolyn P. Stennett For Against Abstain For Against Abstain 2. The ratification of the appointment of S.R. Snodgrass, P.C. as 3. The consideration of an advisory, non-binding resolution with the Company’s independent registered public accountants for respect to the executive compensation described in the the fiscal year ending September 30, 2022. Proxy Statement. Transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 P C F + 03JX7B

2022 ESSA Bancorp, Inc. Annual Meeting of Stockholders The 2022 Annual Meeting of Stockholders of ESSA Bancorp, Inc. will be held on Thursday, March 3, 2022, at 10:00 A.M. EST virtually via the internet at www.meetnow.global/M9L2SXM To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Annual Meeting Materials are available at: www.essabank.com/proxy Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ESSA IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ESSA Bancorp, Inc. + Notice of 2022 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting – March 3, 2022 Each of the members of the Board of Directors, other than the nominees for director included in Proposal 1, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of ESSA Bancorp, Inc. to be held on March 3, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the nominees listed in Proposal #1, FOR Proposal #2, and FOR Proposal #3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.